UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2018

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38169	45-3864597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Wall Street – 12th Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

(646) 205-1603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “we” and “our” refers to Tyme Technologies, Inc., a Delaware corporation (“Tyme”).

Item 8.01 Other Events.

On February 9, 2018, our Chief Executive Officer, Steve Hoffman, and our Chief Operating Officer, Michael Demurjian, each entered into an individual written trading plan (the “10b5-1 Plans”) in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and our insider trading policy.

Under the 10b5-1 Plans, Messrs. Hoffman and Demurjian will each sell shares in one or more transactions, if the market price of Tyme common stock reaches or exceeds certain minimum price thresholds specified in their 10b5-1 Plans. Between February 2018 and January 2019, the maximum number of shares either Mr. Hoffman or Mr. Demurjian may sell pursuant to his 10b5-1 Plan is one million shares, subject to weekly volume limitations. The maximum number of shares that could be sold reflects approximately 3.7% of the outstanding Tyme common stock currently owned by each of Mr. Hoffman and Mr. Demurjian.

The transactions executed in accordance with the 10b5-1 Plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 plans of the Company’s officers or directors, or to report modifications or terminations of those plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: February 9, 2018	By:	/s/ Ben R. Taylor
Ben R. Taylor, President and Chief Financial Officer